EXHIBIT 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectus of Magic Software Enterprises Ltd. of our report dated January 28, 2011, with respect to the financial statements of Magic (Onyx) Magyarország Szoftverház Kft. as of December 31, 2010, which report appears in the Annual Report on Form 20-F of Magic Software Enterprises Ltd. for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/Mária Négyessy
Mária Négyessy
Registered Auditors

Budapest

December 17, 2013